Exhibit 10.28
Execution Version

WAIVER AND AMENDMENT NO. 3 TO REVENUE INTEREST PURCHASE AGREEMENT AND AMENDMENT NO. 2 TO SECURITY AGREEMENT

This Waiver and Amendment No. 3 to Revenue Interest Purchase Agreement and Amendment No. 2 to Security Agreement (this “Amendment”) is entered into by and among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), Eiger Partners II Fund, a sub-fund of Interlaken ICAV (“Purchaser”) and Eiger III SA LLC, as collateral agent and administrative agent for the Purchaser (“Purchaser Agent”), effective as of November 23, 2022 (the “Third Amendment Effective Date”).

Reference is hereby made to (a) the Revenue Interest Purchase Agreement by and among the Company, the Purchasers (as defined therein) and the Purchaser Agent, dated effective as of June 26, 2019 (as amended by the Amendment No. 1 to Revenue Interest Purchase Agreement, dated as of November 9, 2020, the Amendment No. 2 to Revenue Interest Purchase Agreement, dated as of April 26, 2021, and as may be further amended, restated, supplemented or other modified from time to time prior to the date hereof, the “Original RIPA” and, as amended by this Amendment, the “RIPA”), and (b) the Security Agreement, dated as of June 28, 2019, by the Company in favor the Purchaser Agent (as amended by the Amendment to Security Agreement and Waiver by and among the Company, the Purchaser and the Purchaser Agent, effective as of May 16, 2021, and as may be further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Security Agreement” and, as amended by this Amendment, the “Security Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the RIPA, or if not defined therein, in the Security Agreement. The Company, Purchaser and Purchaser Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, certain breaches and Put Option Events specifically set forth in the Reservation of Rights Letters dated August 16, 2022, September 3, 2022 and September 20, 2022 addressed to the Company by the Purchaser Agent (the “Specified Put Option Events”) have occurred;

WHEREAS, the Company has requested that the Purchaser and the Purchaser Agent waive the Specified Events (as defined below) and, subject to the terms and conditions herein, the Purchaser and the Purchaser Agent have agreed to waive the Specified Events;

WHEREAS, the Purchaser and the Company have agreed to a one time partial call with regards to the Revenue Interests (the “Partial Call”); and

WHEREAS, without waiving or altering any previously-agreed conditions, requirements, or representations made in any prior agreement between the Parties, except as otherwise expressly provided herein, the Parties wish to amend the Original RIPA pursuant to Section 8.08 thereof and the Original Security Agreement pursuant to Section 8.4 thereof, as more fully set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto intending to be legally bound do hereby agree as follows:

1. Partial Call. Within two Business Days of the date hereof, the Company will pay to the Purchaser, subject to the Purchaser Agent providing the notice and instruction specified in the next succeeding sentence, a partial call payment of $50,000,000 in respect of the Partial Call (the “Partial Call Payment”). The Parties agree that such $50,000,000 payment shall be made by means of a transfer of such amount from the Blocked Account (as defined in Section 4.12 of the Security Agreement) as directed by Purchaser Agent to Silicon Valley Bank in accordance with that certain Blocked Deposit Account Control Agreement dated June 28, 2021 by and among the Company, the Purchaser Agent and Silicon Valley Bank (the “Blocked Account Control Agreement”). As a result of the Partial Call, the Cumulative Purchaser Payments shall be reduced to $177,777,777.78. For the avoidance of doubt, the payment in respect of the Partial Call shall not be treated as a Revenue Interest Payment for purposes of the RIPA.

2. Amendment to RIPA. Subject to Purchaser’s receipt of the Partial Call Payment:

2.1 Section 1.01 of the RIPA shall be amended as follows:

2.1.1 The definition of “Cumulative Purchaser Payments” shall be amended and restated in its entirety as follows:

“Cumulative Purchaser Payments” means $177,777,777.78.

2.1.2 The definition of “Milestone” is hereby amended and restated in its entirety with the following:

“Milestone” means that the Purchasers have received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than $150,000,000 on or prior to December 31, 2024 (provided that, for the avoidance of doubt, the payment described in Section 1 of the Third Amendment shall not count as a Revenue Interest Payment).

2.1.3 To add the below new definition in such Section in the appropriate alphabetical order:

“Third Amendment” means that certain Waiver and Amendment No. 3 to Revenue Interest Purchase Agreement and Amendment No. 2 to Security Agreement, dated as of November 23, 2022, by and among the Company, the Purchasers party thereto and the Purchaser Agent.

2.2 Section 8.02 of the RIPA shall be amended to replace the Company’s notice information with the notice information directly below.

Esperion Therapeutics, Inc.
3891 Ranchero Drive, Suite 150
Ann Arbor, MI 48108
Attn: Sheldon Koenig, Ben Halladay and Ben Looker
Email: skoenig@esperion.com, bhalladay@esperion.com and
blooker@esperion.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn: Mitchell S. Bloom
Email: mbloom@goodwinlaw.com

2.3 Schedule 1.01(a) shall be replaced in its entirety with Schedule 1.01(a) attached hereto.

3. Amendments to Security Agreement. Subject to Purchaser’s receipt of the Partial Call Payment:

3.1 Section 4.12 of the Security Agreement shall be deleted in its entirety and be of no further effect.

3.2 Section 8.5(b) of the Security Agreement shall be amended to remove the word “Date” appearing therein.

3.3 Annex F to the Security Agreement shall be replaced in its entirety with Annex F attached hereto.

3.4 Annex G to the Security Agreement shall be replaced in its entirety with Annex G attached hereto.

4. Blocked Account. Subject to the effectiveness of Sections 2, 3 and 6 of this Amendment, no later than 30 days following the Third Amendment Effective Date, and provided that the Purchaser Agent has provided all consents and instructions that may be required pursuant to the Blocked Account Control Agreement, the Company shall have either (i) closed the Blocked Account (herein, as defined in the Original Security Agreement) or (ii) delivered “springing control” control agreement with respect to the Blocked Account that satisfies the requirements of Section 4.4 of the Security Agreement. Upon the request of the Company, the Purchaser Agent agrees to work with the Company in good faith to effectuate the foregoing (and provide all approvals and authorizations to the depository institution where such Blocked Account is maintained for such closure, to the extent the Company elects to close the account pursuant to clause (i) above). It is understood and agreed that no representations, warranties, covenants or agreements are made with respect to the Blocked Account (as defined in Section 4.12 of the Original Security Agreement) at any time on or after the date hereof.

5. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the following conditions:

5.1 The Purchaser Agent shall have received this Amendment, duly executed by the Company, the Purchaser Agent and all of the Purchasers as required by Section 8.08 of the RIPA; and

5.2 The Borrowers agree to pay on demand all reasonable fees and expenses of the Purchaser Agent in connection with this Amendment, including, but not limited to, reasonable legal fees and expenses in connection therewith, in accordance with Section 8.13 of the RIPA (provided that the Purchaser Agent’s legal fees in connection with this Amendment shall not exceed $75,000).

6. Waiver. Subject to Purchaser’s receipt of the Partial Call Payment and subject to Section 5 of this Amendment, in accordance with Section 8.08 of the RIPA, the Purchaser and the Purchaser Agent hereby waive the Specified Put Option Events and any other breaches, defaults or Put Option Events occurring prior to the date hereof that arose from, or are specifically related to, the Specified Put Option Events (collectively, the “Specified Events”).

7. Release of Claims. Subject to the effectiveness of Sections 2, 3 and 6 of this Amendment:

7.1 The Company hereby absolutely and unconditionally releases and forever discharges the Purchaser Agent and each Purchaser, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing (each, a “Releasee” and collectively, the “Releasees”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise (each, a “Claim” and collectively, the “Claims”), which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the moment in time immediately prior to the effectiveness of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

7.2 The Company hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Company pursuant to Section 7.1 above. If the Company violates the foregoing covenant, the Company, for itself and its successors and assigns, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees, costs and expenses incurred by any Releasee as a result of such violation.

8. General.

8.1 The Company, hereby (i) acknowledges and agrees that all of its obligations under the RIPA and each other Transaction Document and under any other document or instrument executed and delivered or furnished in connection with such Transaction Documents are reaffirmed and remain in full force and effect on a continuous basis, including, for the avoidance of doubt, after giving effect to this Amendment, (ii) acknowledges, agrees and reaffirms that each Lien granted by it to Purchaser Agent under the Transaction Documents for the ratable benefit of the Purchasers (except as contemplated by this Amendment with respect to the Blocked Account (as defined in Section 4.12 of the Original Security Agreement)) is and shall remain in full force and effect after giving effect to this Amendment and (iii) agrees that the Obligations secured by the Security Agreement and each other Transaction Document to which it is a party shall include all Obligations arising after giving effect to this Amendment.

8.2 (i) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Purchasers or the Purchaser Agent under the RIPA or any other documents executed in connection with the RIPA or constitute a waiver of any provision of the RIPA or any other document executed in connection therewith, in each case, except as expressly provided herein, and (ii) this Amendment shall not by implication, course of dealing or otherwise limit, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements in the Transaction Documents, in each case, except to the extent limited, modified, amended, waived or affected by this Amendment.

8.3 Except as expressly modified or waived by this Amendment, the terms and provisions of the RIPA shall remain unchanged and in full force and effect in accordance with its terms. In the event of any inconsistencies between the provisions of this Amendment and the provisions of RIPA, the Security Agreement or any other Transaction Document, the provisions of this Amendment shall govern and prevail. For the avoidance of doubt, this Amendment is a Transaction Document.

8.4 This Amendment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

8.5 The provisions of Sections 8.02 (Notice) (except as amended by this Amendment), 8.07 (Entire Agreement), 8.08 (Amendments, No Waivers), 8.11 (Counterparts; Effectiveness), and 8.14(b) and (c) (Jurisdiction) of the RIPA are hereby incorporated by reference into this Amendment, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Third Amendment Effective Date.

Company:	ESPERION THERAPEUTICS, INC.

	By:	/s/ Sheldon Koenig
	Name:	Sheldon Koenig
	Title:	CEO

Purchaser:	INTERLAKEN ICAV for and on behalf of
EIGER PARTNERS II FUND

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

Purchaser Agent:	EIGER III SA LLC

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory